EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made between House of Taylor Jewelry, Inc., a California corporation (“Company”), and Jack Abramov (“Executive”) as of May 20, 2005.

The parties acknowledge that (i) Company wishes to employ Executive as Chief Executive Officer and President of Company and (ii) Executive wishes to be so employed, on the terms and conditions set forth in this Agreement.

ACCORDINGLY, on the basis of the acknowledgements, representations and covenants contained in this Agreement, the parties agree as follows:

ARTICLE 1.

EMPLOYMENT AND TERM

1.1

Employment.  Company shall employ Executive as Chief Executive Officer and  President of Company and Executive accepts such employment, on the terms and conditions set forth in the Agreement.

1.2

Term.  Unless the parties terminate or extend Executive’s employment in accordance with the terms of this Agreement, the term of Executive’s employment under this Agreement shall commence effective as of the date of this Agreement, and shall continue for a period of eighty-four (84) months thereafter (the “Initial Term”).  The term of Executive’s employment under this Agreement shall automatically be extended for a successive period of one (1) day for each day following the sixth anniversary of the date of this Agreement until the date that either (a) Company, acting through an officer other than Executive, gives written notice of non-renewal to Executive, or (b) Executive gives written notice of non-renewal to Company.  The term of Executive’s employment under this Agreement shall expire one (1) year following delivery of such written notice of non-renewal.  The Initial Term and all extensions of  Executive’s employment under this Agreement is referred to herein as the “Term.”

ARTICLE 2.

POSITION AND RESPONSIBILITIES

2.1

Duties.  Commencing on the date of the Agreement, the Executive will serve the Company as its President and Chief Executive Officer.  All staff and other functions and all operations of the Company shall report directly or indirectly (through a subordinate of Executive who reports directly to Executive) to Executive.  Executive shall manage the affairs of the Company and shall perform such other functions and undertake such other responsibilities, including participation as a member of the appropriate management committees as would customarily be associated with his capacity as President and Chief Executive Officer.  Executive shall perform his duties hereunder faithfully and to the best of his ability.  Executive will report solely and directly to the Board of Directors of the Company (“Board”) and perform duties assigned to him by the Board.  Company agrees to nominate Executive for election to the Board as a member of the management slate at each annual meeting of shareholders during the Term at which Executive’s director class comes up for election.

2.2

Exclusive Services.  During the Term, Executive will not, without the prior written approval of the Board, engage, directly or indirectly, in any other business activity which would materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of policies established from time to time by the Board.  Subject to the prior approval of the Board, Executive may be permitted in the sole and exclusive discretion of the Board to serve on the boards of directors of civic and/or charitable companies or organizations.

2.3

Subpoenas; Cooperation in Defense of Company.  If Executive, during the Term or thereafter, is served with any subpoena or other compulsory judicial or administrative process calling for production of confidential information or if Executive is otherwise required by law or regulations to disclose confidential information, Executive will promptly, before making any such production or disclosure, notify Company and provide it with such information as Company may reasonably request to take such action as Company deems necessary to protect its interests.  Executive agrees to cooperate reasonably with Company, whether during the Term or thereafter, in the prosecution or defense of all threatened claims or actual litigation in which Executive is or may become a party, whether now pending or hereafter brought, in which he has knowledge of relevant facts or issues.  Executive shall be promptly reimbursed out-of-pocket expenses due to cooperating with the prosecution or defense of any litigation for Company.

ARTICLE 3.

COMPENSATION

3.1

Annual Base Salary.  Company shall pay to Executive a base salary at the annual rate of two hundred forty thousand dollars ($240,000) per year (“Base Salary”), less taxes required to be withheld and other applicable withholdings.  Base Salary shall not be decreased without Executive’s express written consent.  Executive shall be eligible for increases in Base Salary in the sole and exclusive discretion of the Board and once Base Salary shall have been increased, it shall be treated for all purposes of this Agreement as Executive’s Base Salary and shall not thereafter be subject to decrease.  The Base Salary shall be payable in accord with Company’s regular payroll practices.

3.2

Annual Discretionary Bonus.  The Board, in its sole and exclusive discretion, may elect to pay an annual bonus to Executive (the “Annual Bonus”) at a target of 50% of annual Base Salary.  The Annual Bonus is expressly based upon achievement of performance goals by Executive, which performance goals will be established by the Board and achievement of such goals evaluated by the Board each fiscal year.  Performance goals shall be set within the first 90 days of the Company’s fiscal year.  The awarding of any Annual Bonus is expressly contingent upon achievement of performance goals established by the Board and the evaluation of the same by the Board in its sole and exclusive discretion.  The Annual Bonus may be more than 50% of annual Base Salary if in the Board’s sole and exclusive discretion, Executive exceeds the performance goals established by the Board, or less than 50% of annual Base Salary or not payable at all to Executive if performance goals established by the Board are not, in the Board’s sole and exclusive discretion, achieved by Executive.  For purposes of this Section 3.2, the Board shall expressly exclude Executive and Monty Abramov, and Executive and Monty Abramov shall recuse themselves and abstain from making any decisions with respect to any Annual Bonus or related provision in this Section 3.2.

3.3

Benefits and Perquisites.  During the Term, Executive shall be entitled to perquisites and Executive benefits established from time to time by Company for management personnel of Company (“Management Employees”), subject to satisfaction of any applicable waiting or eligibility period and the policies and procedures of Company in effect, from time to time, regarding participation in such perquisites and benefits.  Company shall pay to Executive the amount of one thousand five hundred dollars ($1,500) per month as an automobile allowance.

3.4

Reimbursement for Expenses.  During the Term, Company shall reimburse Executive for documented travel, entertainment and other expenses reasonably incurred by Executive in connection with the performance of his duties under this Agreement consistent with reimbursement of expenses to other Management Employees and, in each case, in accordance with the rules, customs and usages promulgated by Company from time to time in effect.

3.5

Vacation.  Executive shall be entitled to three (3) weeks of paid vacation time for each consecutive twelve (12) months of employment.  Executive shall be paid cash for any unused vacation time as soon as reasonably possible after the end of each applicable year of employment during which he did not use all three (3) weeks of his vacation time.  Executive shall not use vacation time when Monty Abramov is out of the office.  Also, Executive shall not use all three (3) weeks of vacation time consecutively.

ARTICLE 4.

TERMINATION

4.1

Termination Without Cause.  Subject to the limitations set forth in this Agreement, if during the Term, the Company terminates the Executive’s employment without Cause (as defined in Section 4.2 below), Executive shall be entitled to receive the payments and benefits listed below.  The non-renewal of this Agreement at any time in accordance with Section 1.2 by the Company or Executive shall not constitute a termination without Cause of the Executive by the Company.

(i)

Within a reasonable time after the Termination Date, a lump sum in immediately available funds equal to (a) earned but unpaid annual Base Salary, and (b) in the sole and exclusive discretion of the Board, earned but unpaid Annual Bonus, if any;

(ii)

Commencing after the Termination Date, payment in equal monthly installments for a period equal to one-half of the remainder of the Initial Term equal to one-half of the remainder of the Initial Term times Executive’s annual Base Salary.  During the severance period, Executive’s Annual Bonus, if any, as determined in the sole discretion of the Board, shall be paid at such time that other Management Employees are paid their annual bonuses; and

(iii)

Subject to the provisions of such benefit plans and programs and applicable law, continuation through one (1) year from Executive’s Termination Date, of medical and dental plans provided that Executive pays his share of the cost of coverage as determined by the Company from time to time.

4.2

Termination for Cause.  Termination for “Cause” shall mean termination of the Executive by the Company for any of the following reasons:  (a) Executive’s willful misconduct or habitual neglect in the performance of his duties under this Agreement, (b) commission of any felony by Executive, (c) Executive’s commission of any misdemeanor involving fraud, dishonesty or moral turpitude, (d) Executive’s material breach of any material provision of this Agreement that remains uncured ten (10) days following receipt by Executive from Company of written notice thereof, unless such breach is of a kind not susceptible to cure within such ten (10) day period, (e) material violation of any Company policies by Executive, (f) Executive’s material dishonesty, moral turpitude, fraud or misrepresentation with respect to his material duties or Executive’s misrepresentation in inducement to enter into this Agreement, or (g) any willful or intentional action or inaction by Executive resulting in any injury to the reputation of or the financial detriment of the Company or any Company Affiliates (as defined in Section 4.8(C)  below).  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination which shall include a statement to the effect that Executive was guilty of conduct justifying termination for Cause.  Executive shall not have the right to receive any compensation or benefits, if any, for any period after termination for Cause which has not  been earned prior to the Termination Date.  Any plan, program or agreement that may prohibit payment of any compensation or benefits by its terms, will control in every case.

4.3

Termination by Executive.  If Executive terminates his employment with Company for any reason, Company shall pay to Executive earned but unpaid Base Salary and in the discretion of the Board as determined by the Board, earned but unpaid Annual Bonus, if any, less taxes required to be withheld and other applicable withholdings through the Termination Date.  Any such payments due Executive, under this Section 4.3 shall be paid within a reasonable time after the Termination Date.  Executive shall not have the right to receive compensation or other benefits for any period after the Termination Date which have not been earned as of the Termination Date.  Executive  shall have the right to receive compensation or other benefits which have already been earned as of the Termination Date, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

4.4

Death of Executive.  If Executive dies during the Term, Company shall pay to his beneficiary or beneficiaries or to his estate, as the case may be, earned but unpaid Base Salary and in the discretion of the Board as determined by the Board, earned but unpaid Annual Bonus, if any, less taxes required to be withheld and other applicable withholdings, and the value of any earned but unused vacation time due to Executive at the Termination Date.  Any such payments due Executive, under this Section 4.4 shall be made no later than thirty (30) days after the date of death.  Executive’s beneficiary or beneficiaries or Executive’s estate, shall not have the right to receive compensation or other benefits for any period after the date of death which have not been earned as of the date of death.  Executive’s beneficiary or beneficiaries or Executive’s estate, shall have the right to receive compensation or other benefits which have already been earned as of the date of death, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

4.5

Termination for Disability.  If Executive becomes subject to a mental or physical condition which, in the opinion of the Board, with or without reasonable accommodation, renders him unable or incompetent to carry out his work responsibilities or duties which Executive had at the time such condition was incurred, which has existed for at least three (3) months and which in the opinion of a physician selected by the Board is expected to be permanent, to last for an indefinite duration or to last for a duration in excess of six (6) months (a “Disability”), Company may terminate Executive’s employment hereunder as of the Termination Date specified in a written notice of termination from Company to Executive.  If Executive’s employment is terminated for Disability pursuant to this Section 4.5, within a reasonable time  following the Termination Date, the Company shall pay to Executive, less taxes required to be withheld and other applicable withholdings, the earned but unpaid Base Salary and in the discretion of the Board as determined by the Board, earned but unpaid Annual Bonus, if any, and the value of any earned but unused vacation time due to Executive at the Termination Date.  In addition, Executive shall be entitled to receive benefits based on Company’s applicable disability plans, if any, then in effect.  Executive shall not have the right to receive compensation or other benefits for any period after the Termination Date which have not been earned as of the Termination Date.  Executive shall have the right to receive compensation or other benefits which have already been earned as of the Termination Date, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

4.6

Termination of Company’s Obligation.  If, at any time during the Term or following the Termination Date, Executive materially breaches any of Executive’s obligations under Articles 5 or 6 of this Agreement, then, in addition to any other remedy of Company, Company’s obligation, if any, to remit payments and benefits to Executive under this Agreement shall cease as of the date such material breach occurs, the Company shall have the right to recapture any severance payments previously made to Executive under Section 4.1 of this Agreement, and the Company shall have the right at its option, to repurchase the Executive’s Company shares at the lesser of the original share price at the date of issuance of such shares to Executive or the fair market value of such shares on the date the Company exercises such repurchase option.  Moreover, Executive acknowledges that a material breach of Articles 5 or 6 of this Agreement will cause irreparable harm to Company and, if Executive fails to abide by these obligations, Company will be entitled to seek specific performance, including immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement, and to seek judgment for damages caused by Executive’s breach, and to seek other remedies provided by applicable law.

4.7

Termination Date.  Any termination of Executive’s employment hereunder pursuant to this Article 4 or non-renewal of the Term pursuant to Section 1.2, other than a termination as a result of Executive’s death, shall be effected by written notice of termination.  Any written notice of termination shall indicate the specific termination provision in this Agreement relied upon.  The effective date of any termination (the “Termination Date”) shall be as follows:

A.

In the event of a termination due to Executive’s death, the date of such death.

B.

In the event of termination for any reason other than Executive’s death, the date specified in the written notice of termination which in no event shall be prior to the date of delivery of such notice.

4.8

Option to Repurchase Shares By Company.

A.

If Executive’s employment by the Company is terminated for any reason, or if the employment relationship ends under any circumstance, including without limitation non-renewal of the Agreement, or in certain events post-termination described in Section 4.8(C) below, Company shall have the option to purchase and redeem any or all of the shares of stock of Company owned by Executive, to the fullest extent permitted by law.

B.

Such option shall be exercised, if at all, by delivery of written notice thereof to Executive by Company within sixty (60) days after the Termination Date or at any time post-termination within sixty (60) days after the Company has actual knowledge of the event described in Section 4.8(C) below that gives rise to the Company’s repurchase right.

C.

The price of any shares purchased by the Company pursuant to this Section 4.8 shall be the fair market value of such shares; provided however that if Executive is terminated by the Company under clauses (a), (d), (e), (f), or (g) of the definition of  “Cause” in this Agreement, or if Executive is terminated by the Company under clauses (b) or (c) of the definition of “Cause” for commission of a felony or a misdemeanor against the Company and those affiliated with the Company including without limitation, its representatives, assigns, officers, employees, investors, affiliated persons, affiliated entities, fiduciaries (collectively such persons and entities shall be referred to as “Company Affiliates”), or if Executive materially breaches any of Executive’s obligations under Articles 5 or 6 of this Agreement, or if at any time, Executive commences litigation proceedings against the Company or any Company Affiliates, or if at any time post-termination, the willful or intentional action or inaction of Executive results in any injury to the reputation of or the financial detriment of the Company or any Company Affiliates, the price of any shares purchased by the Company pursuant to this Section 4.8 shall be the lesser of the original share price at the date of issuance of such shares to Executive or the fair market value of such shares on the date the Company exercises such repurchase option.

4.9

Lock-up/Leak-Out.  Except as provided herein, the terms of the Lock-Up/Leak-Out Agreement among the Company, Executive, Monty Abramov and Rachel Abramov as Trustee of the Raphael and Rachel Abramov Family Trust dated May ___, 2005 (the “LU/LO Agreement”) is incorporated herein by reference.  The “Leak-Out Period” as defined in the LU/LO Agreement shall be extended so that it shall commence on June 1, 2006 and extend through the greater of (i) the Term of Executive’s employment under this Agreement and any consulting or other retention period after the Termination Date during which Executive continues to provide services to the Company, or (ii) seven (7) years from the date of execution of this Agreement (the “First Leak-Out Period”).  A further extension of the Leak-Out Period shall commence immediately on the day after the last day of the First Leak-Out Period and shall be extended through the seventh anniversary of the day after the last day of the First Leak-Out Period (the “Second Leak-Out Period”).  During the First Leak-Out Period and the Second Leak-Out Period, Executive shall be limited to the sale or disposition of an aggregate total of 50,000 shares of Company common stock in any consecutive three (3) month period.

4.10

Executive’s Release of the Company.  Notwithstanding any provision in this Agreement to the contrary, Executive shall not be entitled to receive any benefits or payments under Article 4 of this Agreement unless and until he has executed a waiver and release of any and all causes of action, claims for relief, lawsuits, charges, complaints, whether known or unknown, against the Company, in a form that is acceptable to the Company.

ARTICLE 5.

RESTRICTIVE COVENANTS

5.1

Non-Competition.  Executive covenants and agrees that, at no time during the Term nor during the three-year period immediately following his Termination Date, will Executive (i) become employed by, enter into a consulting arrangement with, or otherwise agree to perform personal services for a Competitor (as defined below) or (ii) acquire an ownership interest in a Competitor.  “Competitor” means any person or entity doing business  within the State of California that is in direct competition with the Company, selling its products, attempting to sell its products or is otherwise in direct competition with the Company.

5.2

Non-Solicitation.  Executive covenants and agrees that, at no time during the Term nor during the three-year period immediately following his Termination Date, will Executive (i) directly or indirectly employ or seek to employ any person employed at that time by the Company or any of its affiliates or otherwise encourage or entice any such person to leave such employment; or (ii) solicit any customers or vendors of the Company on behalf of, or for the benefit of, a Competitor.

5.3

Confidentiality.  Executive acknowledges that in the course of employment with Company, Executive will have access to and will learn confidential information concerning Company and its affiliates.  Executive covenants and agrees that at no time during the Term nor at any time following any Termination Date will Executive communicate, furnish, divulge, use or disclose in any manner, whether directly or indirectly, to anyone or any entity any confidential information as described herein without the prior express written consent of the Company.  Confidential information includes, but is not limited to: (a) information about Company’s and its affiliates’ customers and suppliers, the terms and conditions under which Company or its affiliates deal with customers and suppliers, pricing information, financing arrangements, research materials, manuals, computer programs, techniques, data, marketing plans and tactics, technical information, lists of asset sources, the processes and practices of Company and its affiliates, all information contained in electronic or computer files, all financial information, salary and wage information, and any other information that is designated in writing by Company or its affiliates as confidential or that Executive knows or should know is confidential; (b) information provided by third parties that Company or any of its affiliates is obligated to keep confidential; (c) all other proprietary information of Company or any of its affiliates; and (d) information covered by the Uniform Trade Secret Act (UTSA).  Executive acknowledges that all confidential information is and shall continue to be the exclusive property of Company, whether or not prepared in whole or in part by Executive and whether or not disclosed to or entrusted to Executive in connection with employment by Company.  Executive agrees that he will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of confidential information, except as may be necessary to perform work done by Executive for Company.  Executive agrees to exercise the highest degree of care in safeguarding confidential information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by Company to ensure maintenance of the confidentiality of the confidential information.  Executive agrees in addition to the specific covenants contained herein to comply with all of Company’s policies and procedures for the protection of confidential information.

5.4

Confidential Proprietary and Trade Secret Information of Others.  Executive represents that he has disclosed to Company any agreement to which Executive is or has been a party regarding the confidential information of others and Executive understands that Executive’s employment by Company will not require Executive to breach any such agreement.  Executive will not disclose such confidential information to Company nor induce Company to use any trade secret proprietary information received from another under an agreement or understanding prohibiting such use or disclosure.  Company has expressly advised that it does not want and will not tolerate the use of any trade secret information of others and Executive has warranted that no such information has been disclosed to Company.

5.5

No Unfair Competition.  Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of Company’s or its affiliates’ confidential information (as described in Section 5.3 above) obtained by Executive by any means whatsoever, at any time before, during, or after the Term shall constitute unfair competition.  Executive shall not engage in any unfair competition with Company or its affiliates either during the Term or at any time thereafter.

ARTICLE 6.

COMPANY’S OWNERSHIP IN EXECUTIVE’S WORK

6.1

Company’s Ownership.  Executive agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during Executive’s employment with Company, either alone or jointly with others, that are conceived or developed on Company’s time and using Company’s facilities, and that relate to Company shall be owned exclusively by Company, and Executive hereby assigns to Company all Executive’s right, title, and interest in all such intellectual property.  Executive agrees that Company shall be the sole owner of all domestic and foreign patents and all rights pertaining thereto, and further agrees to execute all documents that Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including, without limitation, the execution of any assignments, patent applications, or other documents that Company may reasonably request.  This provision is intended to apply only to the extent permitted by applicable law.

6.2

Return of Company’s Property and Materials.  Upon termination of employment with Company, Executive shall deliver to Company all Company property and materials that are in Executive’s possession or control, including all of the information described as confidential information in Articles 5 or 6 of this Agreement and including all other information relating to any inventions, discoveries, improvements, trade secrets, formulae, processes, or know-how of Company.

6.3

Ventures.  If Executive, during his employment with Company, is engaged in or associated with the planning or implementation of any project, program, or venture involving Company and any third parties, all rights in the project, program, or venture shall belong to Company, and Executive shall not be entitled to any interest therein or to any commission, finder’s fee, or other compensation in connection therewith other than the salary and other benefits to be paid or provided to Executive as provided in this Agreement.

ARTICLE 7.

MISCELLANEOUS

7.1

Severable Provisions.  The provisions of this Agreement are separate and distinct, and if any provisions are determined to be unenforceable, in whole or in part, the remaining provisions, and the enforceable parts of any partially unenforceable provisions, shall nevertheless be enforceable.

7.2

Successors and Assigns.  Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation, or otherwise to all or substantially all of the business or assets of Company to expressly assume and agree to perform in writing this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession or assignment had taken place.  This Agreement shall inure to the benefit of and be binding upon Company, its successors and assigns, and upon Executive and his heirs, executors, administrators and legal representatives.  Executive may not delegate his duties hereunder without the prior written consent of Company.

7.3

Governing Law.  The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California (without regard to its choice of law provisions), but only to the extent not superseded by federal law.

7.4

Headings.  Article, section and subsection headings do not constitute part of this Agreement.  They are included solely for convenience and reference, and they in no way define, limit, or describe the scope of this Agreement or the intent of any of its provisions.

7.5

Integration and Waiver.  This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, negotiations, and discussions relating to the subject matter of this Agreement.  With this Agreement the parties rescind any previous employment agreements or arrangements between themselves.  Any supplement, modification, waiver, or termination of this Agreement is valid only if it is set forth in a writing signed by both parties.  The waiver of any provision of this Agreement shall not constitute a waiver of any other provisions and, unless otherwise stated, shall not constitute a continuing waiver.

7.6

Notice.  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, when so delivered, (b) if mailed, one (1) week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below or (c) if given by facsimile, when the notice is transmitted to the facsimile number specified below, and the appropriate answerback or telephonic confirmation is received:

If to Company:

HOUSE OF TAYLOR JEWELRY, INC.

9200 Sunset Boulevard

Suite 425

West Hollywood, California 90069

Telephone: (310) 860-2660

Facsimile:  (310) 860-2661

With a copy not constituting notice to:

Aaron A. Grunfeld

Resch Polster Alpert & Berger LLP

10390 Santa Monica Boulevard

4th Floor

Los Angeles, California 90025

Telephone: (310) 277-8300

Facsimile:  (310) 552-3209

With a copy not constituting notice to:

Donna D. Melby

SONNENSCHEIN NATH & ROSENTHAL LLP

601 S. Figueroa Street, Suite 1500

Los Angeles, California 90017

Telephone: (213) 623-9300

Facsimile:  (213) 623-9924

If to Executive:

Jack Abramov

___________________________

___________________________

___________________________

Telephone:

Facsimile:

In order for a party to change its address or other information for the purpose of this section, the party must first provide notice of that change in the manner required by this section.

EACH PARTY ACKNOWLEDGES that it has had an opportunity to negotiate, carefully consider, and receive advice on the terms of this Agreement before signing it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first written above.

COMPANY:

HOUSE OF TAYLOR JEWELRY, INC.

a California corporation

By

Name:

Title:

Executive:

JACK ABRAMOV

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